Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, Georgia 30092

Contacts:
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Completes $3 Million Financing

NORCROSS, GA (September 14, 2010) – Guided Therapeutics, Inc. (GT) (OTCBB: GTHP) today announced that it has completed a private financing of approximately $3 million.

Terms of the financing include 3,771,605 million common shares priced at $0.81 per share. For each share of common stock issued, warrants exercisable for the purchase of one-tenth (1/10th) of one share of common stock at an exercise price equal to $1.01 per share were issued. The warrants will have an exercise period of five years from date of issuance.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care, thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  GT has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit GT’s web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

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